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                                                                    EXHIBIT 10.8

               TERMS OF EMPLOYMENT AGREEMENT WITH LARRY DALESANDRO
                              EFFECTIVE MAY 3, 2002

         Should Lannett terminate your employment other than "for cause" (as defined below), you will be eligible for severance compensation in an amount to be determined by Lannett, but not less than six (6) months of your base salary at the time of termination. You will also be eligible to continue your participation in the Company's medical benefit plans for six (6) months, at no cost to you. For purposes hereof, "for cause" is defined to include engaging in unethical business practices or conduct which creates a conflict of interest, fraud, malfeasance, criminal behavior, and willful conduct in violation of Lannett's Non-Harassment Policy or Corporate Handbook. If the Company is sold or a majority of the Company's ANDAs (Abbreviated New Drug Applications) are sold during your employment, and the Company or new organization terminates your employment, you will be eligible for severance compensation in an amount equal to one year of your current base salary at the time of termination. In this scenario, you will also be eligible to continue your participation in the Company's medical benefit plans, at no cost to you, for up to one year. Additionally, all option grants issued to you, whether they are vested or unvested, will become immediately vested for your benefit. If the Company is sold during your employment, and the organization that takes control of the Board of Directors desires to continue your employment with the same assignment and place of business, regardless of whether you remain with the buying organization or not, you will be paid an amount equal to six months of your then current base salary at the time of the sale transaction for the Company.

         It is understood that these benefit terms are not being offered for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. Nothing in this letter to you of compensation, stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. In addition, the Company reserves the right to periodically review the salary, bonus and benefits it offers to you and to adjust them from time to time in its sole discretion but in no case will the salary be adjusted below your current base salary.